CUSIP No.  353469 10 9
           -----------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)*

                               Franklin Covey Co.
                               ------------------
                                (Name of Issuer)


                          Common Stock, $0.05 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                  353469 10 9
                                  -----------
                                (CUSIP Number)

                             Richard G. Brown, Esq.
                     Parr, Waddoups, Brown, Gee and Loveless
                       185 South State Street, Suite 1300
                            Salt Lake City, UT 84111
                                 (801) 532-7840

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                               December 31, 1997
                               -----------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.
                                                                      ------
Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Hyrum W. Smith ("Smith")

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions) Not Applicable
                                            --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      --------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        1,059,158  (Includes  624,048  shares
                                           held  in  the name  of  The  Hyrum W.
                                           Smith Trust as  to  which  Smith  has
                                           sole  investment  and  voting   power
                                           and  90,000  shares issuable upon the
                                           exercise  of  currently   exercisable
                                           options)

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   1,059,158  (Includes  624,048  shares
                                           held  in  the  name of  The  Hyrum W.
                                           Smith Trust as  to  which  Smith  has
                                           sole  investment and voting power and
                                           90,000  shares  issuable   upon   the
                                           exercise  of  currently   exercisable
                                           options)

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,059,158 (Includes 624,048 shares held in the name of The Hyrum W. Smith Trust as to which Smith has sole investment and voting power and 90,000 shares issuable upon the exercise of currently exercisable options)

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                         ------------

13       Percent of Class Represented by Amount in Row (11)   4.3%

14       Type of Reporting Person (See Instructions)     IN



SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Arlen B. Crouch

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization    United States
                                                 -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        275,000 (Includes 245,000 shares held
                                           in the name of The  Arlen  B.  Crouch
                                           Family Foundation and  30,000  shares
                                           issuable   upon    the   exercise  of
                                           currently exercisable options)

         8        Shared Voting Power      70,000

         9        Sole Dispositive Power   275,000 (Includes 245,000 shares held
                                           in  the name  of The Arlen  B. Crouch
                                           Family Foundation  and  30,000 shares
                                           issuable  upon    the   exercise   of
                                           currently exercisable options)

         10       Shared Dispositive Power 70,000

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         345,000 (Includes 245,000 shares held in the name of The Arlen B. Crouch Family Foundation and 30,000 shares issuable upon the exercise of currently exercisable options)

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                         -------------

13       Percent of Class Represented by Amount in Row (11)   1.4%

14       Type of Reporting Person (See Instructions)     IN



SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Robert F. Bennett ("Bennett")

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)


 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        386,997 (These shares are held by The
                                           Robert F.  Bennett  Asset  Management
                                           Trust,  of   which   Bennett  is  the
                                           beneficiary and  settlor, with  power
                                           to revoke)

         8        Shared  Voting  Power    3,810  (These  shares  are  held   by
                                           Bennett's   daughters    who    share
                                           Bennett's household)

         9        Sole Dispositive Power   386,997 (These shares are held by The
                                           Robert  F. Bennett  Asset  Management
                                           Trust,  of  which   Bennett   is  the
                                           beneficiary and  settlor, with  power
                                           to revoke)

         10       Shared Dispositive Power 3,810  (These  shares  are  held   by
                                           Bennett's   daughters    who    share
                                           Bennett's household)

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         390,807 (Includes (i) 386,997 shares held by The Robert F. Bennett Asset Management Trust, of which Bennett is the beneficiary and settlor, with power to revoke and (ii) 3,810 shares held by Bennett's daughters who share Bennett's household)

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                              ------------

13       Percent of Class Represented by Amount in Row (11)   1.6%

14       Type of Reporting Person (See Instructions)     IN

SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Sandra M. Covey ("SMCovey")

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)     Not Applicable
                                                --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                       -----------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        None

         8        Shared   Voting   Power  1,551,566 (Includes 1,511,566  shares
                                           held jointly  with  SMCovey's  spouse
                                           and 40,000  shares  held in the  name
                                           of SRSMC  Properties, LLC,  of  which
                                           SMCovey   and   her  spouse  are  the
                                           Managers)

         9        Sole Dispositive Power    None

         10       Shared Dispositive Power 1,551,566 (Includes 1,511,566  shares held  jointly  with  SMCovey's spouse
                                           and  40,000  shares held in the  name
                                           of  SRSMC Properties,  LLC,  of which
                                           SMCovey   and   her  spouse  are  the
                                           Managers)

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,551,566 (includes 1,511,566 shares held jointly with SMCovey's spouse and 40,000 shares held in the name of SRSMC Properties, LLC, of which SMCovey and her spouse are the Managers)

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                        --------------

13       Percent of Class Represented by Amount in Row (11)   6.3%

14       Type of Reporting Person (See Instructions)     IN



SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Stephen R. Covey ("SRCovey")

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                       --------------

 6       Citizenship or Place of Organization    United States
                                                 -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        None

         8        Shared Voting Power      2,036,566  (Includes  (i)   1,511,566
                                           shares held  jointly  with  SRCovey's
                                           spouse, (ii) 485,000  shares  held in
                                           the name of the  Gathering  for  Zion
                                           Foundation, of which  SRCovey  is the
                                           President and  a  Trustee  and  (iii)
                                           40,000  shares  held  in  the name of
                                           SRSMC  Properties,   LLC   of   which
                                           SRCovey   and   his  spouse  are  the
                                           Managers)

         9        Sole Dispositive Power   None

         10       Shared Dispositive Power 2,036,566  (Includes   (i)  1,511,566
                                           shares held jointly  with   SRCovey's
                                           spouse, (ii) 485,000  shares held  in
                                           the  name  of the Gathering for  Zion
                                           Foundation, of which SRCovey  is  the
                                           President and  a  Trustee  and  (iii)
                                           40,000  shares  held  in  the name of
                                           SRSMC   Properties,  LLC   of   which
                                           SRCovey   and   his   spouse  are the
                                           Managers)

11 Aggregate Amount Beneficially Owned by Each Reporting Person: 2,036,566 (includes (i) 1,511,566 shares held jointly with SRCovey's spouse, (ii) 485,000 shares held in the name of the Gathering for Zion Foundation, of which SRCovey is the President and a Trustee and (iii) 40,000 shares held in the name of SRSMC Properties, LLC of which SRCovey and his spouse are the Managers)

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                         -------------

13       Percent of Class Represented by Amount in Row (11)   8.2%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Stephen M. R. Covey

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions) Not Applicable
                                            --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                       -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        309,278

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   309,278

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         309,278

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                             -----------

13       Percent of Class Represented by Amount in Row (11)   1.2%

14       Type of Reporting Person (See Instructions)     IN





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Blaine N. Lee

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      --------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        317,358

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   317,358

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         317,358

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                              ------------

13       Percent of Class Represented by Amount in Row (11)   1.3%

14       Type of Reporting Person (See Instructions)     IN





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         A. Roger Merrill

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        156,573

         8        Shared Voting Power      159,205

         9        Sole Dispositive Power   156,573

         10       Shared Dispositive Power 159,205

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         315,778

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                             ------------

13       Percent of Class Represented by Amount in Row (11)   1.3%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Brad G. Anderson

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      ------------

 6       Citizenship or Place of Organization   United State
                                                ------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        318,411

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   318,411

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         318,411

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                             -------------

13       Percent of Class Represented by Amount in Row (11)   1.3%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         John M. R. Covey

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5       Check if  Disclosure of Legal Proceedings Is Required Pursuant to Items
         2(d) or 2(e)         X
                       -------------

 6       Citizenship or Place of Organization    United States
                                                 -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        192,314

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   192,314

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         192,314

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                              ------------

13       Percent of Class Represented by Amount in Row (11)   .8%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Roice N. Krueger

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                       -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        127,364

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   127,364

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         127,364

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                            ---------------

13       Percent of Class Represented by Amount in Row (11)   .5%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         David N. Conley

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        127,364

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   127,364

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         127,364

12       Check if  the Aggregate  Amount in  Row  (11)  Excludes  Certain Shares
(See Instructions)
                  -------------

13       Percent of Class Represented by Amount in Row (11)   .5%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Robert J. Guindon

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5       Check if Disclosure of Legal Proceedings Is  Required Pursuant to Items
2(d) or 2(e)
             -------------

 6       Citizenship or Place of Organization  United States
                                               -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        127,364

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   127,364

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         127,364

12       Check if the  Aggregate  Amount  in  Row  (11) Excludes  Certain Shares
See Instructions)
                    -------------

13       Percent of Class Represented by Amount in Row (11)   .5%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Kevin R. Cope

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        125,995

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   125,995

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         125,995

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                            -------------

13       Percent of Class Represented by Amount in Row (11)   .5%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. Of above persons (entities only).

         Charles S. Farnsworth

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization    United States
                                                 -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        127,364

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   127,364

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         127,364

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                              -------------

13       Percent of Class Represented by Amount in Row (11)   .5%

14       Type of Reporting Person (See Instructions)     IN



SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. Of above persons (entities only).

         David Hanna

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        127,364

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   127,364

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         127,364

12       Check if the Aggregate Amount in Row (11) Excludes Certain Shares  (See
Instructions)
               -------------

13       Percent of Class Represented by Amount in Row (11)   .5%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. Of above persons (entities only).

         Greg D. Link

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions) Not Applicable
                                            --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        127,364

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   127,364

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         127,364

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .5%

14       Type of Reporting Person (See Instructions)     IN





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. Of above persons (entities only).

         Michael Sean M. Covey ("MSMCovey")

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        323,331 (includes  6,500  shares held
                                           as   Custodian   under   the  Uniform
                                           Transfers  To  Minors  Act  for   the
                                           benefit  of   MSMCovey's  nieces  and
                                           nephews)

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   323,331 (includes  6,500 shares  held
                                           as Custodian   under   the    Uniform
                                           Transfers  To  Minors  Act   for  the
                                           benefit  of   MSMCovey's  nieces  and
                                           nephews)

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         323,331 (includes 6,500 shares held as Custodian under the Uniform Transfers To Minors Act for the benefit of MSMCovey's nieces and nephews)

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                        -------------

13       Percent of Class Represented by Amount in Row (11)   1.3%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         David M. R. Covey

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        316,831

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   316,831

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         316,831

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   1.3%

14       Type of Reporting Person (See Instructions)     IN





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           ------------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         James M. Bennett

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b)
             -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Laurel S. Bennett

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b) -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                       -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                        -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Wallace G. Bennett

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b  -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Betty Jane Bennett

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b) -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)    Not Applicable
                                               --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                       -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Robert C. Fletcher

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b) -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Rosemary B. Fletcher

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b) -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                       -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         David Bennett

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b) -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5       Check if Disclosure of Legal Proceedings Is Required Pursuant  to Items
        2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Bonnie Bennett

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b) -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Lawrence Jeppson

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b) -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions)   Not Applicable
                                              --------------

 5       Check if Disclosure of Legal Proceedings  Is Required Pursuant to Items
        2(d) or 2(e)
                     -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------



 1       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Frances B. Jeppson

 2       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)         X
             -------------

         (b) -------------

 3       SEC Use Only

 4       Source of Funds (See Instructions) Not Applicable

 5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
                      -------------

 6       Citizenship or Place of Organization   United States
                                                -------------

Number of Shares Beneficially Owned by Each Reporting Person With

         7        Sole Voting Power        445

         8        Shared Voting Power      -0-

         9        Sole Dispositive Power   445

         10       Shared Dispositive Power -0-

11       Aggregate Amount Beneficially Owned by Each Reporting Person

         445

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
                       -------------

13       Percent of Class Represented by Amount in Row (11)   .002%

14       Type of Reporting Person (See Instructions)     IN





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

This Amendment No. 2 to Schedule 13D amends and supplements, and should be read in conjunction with, the Schedule 13D filed on June 9, 1997 and Amendment No. 1 thereto filed on August 26, 1997.

Item 1.  SECURITY AND ISSUER

         (a) Title of Class of Equity Securities: Common Stock, $0.05 par value (the "Common Stock")

         (b)      Name of Issuer: Franklin Covey Co. (the "Issuer")

         (c) Address of Issuer's Principal Executive Offices: 2200 West Parkway Boulevard, Salt Lake City, UT 84119

Item 2.  IDENTITY AND BACKGROUND

         (a)-(c) This amended Statement on Schedule 13D (the "Statement") is being filed by and on behalf of the persons listed on Schedule A hereto (each a "Reporting Person" and, collectively, the "Reporting Persons"). Schedule A sets forth for each Reporting Person the following information, which is incorporated herein by reference: (i) the name of such Reporting Person, (ii) the business or residence address of such Reporting Person and
                  (iii) the principal business, occupation or employment of such Reporting Person.

         (d)-(e) During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor were any of the Reporting Persons a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Each of the Reporting Persons is a United States citizen.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                  Not  applicable   because  the  transactions   being  reported
         involved either dispositions of securities or acquisitions by gifts.

Item 4.  PURPOSE OF TRANSACTION

                  In December 1997, SMRCovey transferred, by gifts, a total of 6,500 shares of the Common Stock to MSMCovey as Custodian under the Utah Transfers to Minors Act for the benefit of SMRCovey's minor children. No consideration was paid for such shares.

                  Also in December 1997, Bennett transferred, by gifts, 445 shares to each of the following of his relatives: James M. Bennett, Laurel S. Bennett, Wallace G. Bennett, Betty Jane Bennett, Robert C. Fletcher, Rosemary B. Fletcher, David Bennett, Bonnie Bennett, Lawrence Jeppson and Frances B. Jeppson. No consideration was paid for such shares.

                  In addition, during December 1997, SRCovey transferred (i) 1,511,566 shares of the Common Stock to himself and his wife as joint tenants with rights of survivorship, (ii) 485,000 shares of the Common Stock to Gathering for Zion Foundation, a Utah nonprofit corporation, of which SRCovey is President and a Trustee and (iii) 40,000 shares of the Common Stock to SRSMC Properties, LLC, a Utah limited liability company, of which SRCovey and his wife are the Managers. No consideration was paid in connection with such transfers.




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

                  Each of the Reporting Persons reserves the right to purchase additional shares of the Common Stock or to dispose of shares of the Common Stock in the open market, in privately negotiated transactions or in any other lawful manner in the future.

                  Each of the Reporting Persons is a party to a Shareholders Agreement dated as of May 30, 1997 (the "Shareholders Agreement").
         Pursuant to the Shareholders Agreement, each Reporting Person has agreed that until August 31, 2000, such Reporting Person shall vote all shares of the Common Stock held by such Reporting Person in favor of the election of members to serve on the Issuer's Board of Directors as shall be nominated by the Nominating Committee of the Issuer's Board of Directors. As a result of the Shareholders Agreement, the Reporting Persons may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (the "Exchange Act") and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Shareholders Agreement. Each of the Reporting Persons expressly disclaims beneficial ownership of shares of the Common Stock other than shares expressly identified herein as beneficially owned by such Reporting Person.

                  Except as described above, the Reporting Persons presently have no plans or proposals which relate to or would result in any action enumerated in subparagraphs (a) through (j) of the instructions for Item 4 of Schedule 13D.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) The responses of the Reporting Persons to Items 7-11 of the cover sheets to this Statement (the "Cover Sheets"), which relate to the beneficial ownership of the Common Stock, are incorporated herein by reference. Each of the Reporting Persons, pursuant to the Shareholders Agreement, has agreed to certain voting provisions with respect to the election of directors of the Issuer. As a result of the Shareholders Agreement, the Reporting Persons may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Exchange Act and, accordingly, may be deemed to have beneficial ownership of all of the shares of the Common Stock subject to the Shareholders Agreement. In the aggregate, 6,819,461 shares, representing 27.4% of the outstanding shares of Common Stock, are subject to the Shareholders Agreement. The percentage of shares of Common Stock owned is based in each case upon 24,780,928 shares outstanding as set forth in the Issuer's Form 10-K for the fiscal year ending August 31, 1997. Each of the Reporting Persons expressly disclaims beneficial ownership of shares of the Common Stock other than shares expressly identified herein as beneficially owned by such Reporting Person.

         (b) Each of the Reporting Persons has the sole power to vote or direct the vote, shared power to vote or direct the vote, sole power to dispose of or direct the disposition of and shared power to dispose of or direct the disposition of the shares of the Common Stock listed on such person's respective Cover Sheet as being beneficially owned by such person.

         (c) See Item 4. In addition, during November and December 1997, Bennett sold a total of 84,750 shares of the Common Stock at prices ranging from $21.125 to $22.375. Also during December 1997, the following Reporting Persons made the indicated gifts of shares of the Common Stock:

                           Reporting Person                   No. Of Shares
                           ----------------                   -------------
                           SMRCovey                              9,133
                           Bennett                               5,954
                           Arlen B. Crouch                       5,000
                           A. Roger Merrill                      2,633
                           Blaine Lee                            1,053
                           MSMCovey                              1,580
                           David M. R. Covey                     1,580
                           Kevin Cope                            1,369


SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------


         (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the above-discussed shares of the Common Stock.

         (e)      Not applicable.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  Each of the Reporting Persons is a party to the Shareholders Agreement. Pursuant to the Shareholders Agreement, each Reporting Person has agreed that until August 31, 2000, such Reporting Person shall vote all shares of the Common Stock held by such Reporting Person in favor of the election of members to serve on the Issuer's Board of Directors as shall be nominated by the Nominating Committee of the Issuer's Board of Directors.

                  Each of the Covey Shareholders (as defined hereinafter) was a shareholder of Covey Leadership Center, Inc. Each of the Covey Shareholders is also a party to a Registration Rights Agreement dated May 30, 1997 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, a Covey Shareholder is required to give the Issuer notice of any proposed transfer of shares of the Common Stock held by such Covey Shareholder. In addition, in the event the Issuer proposes to register any securities under the Securities Act of 1933 during the period from May 30, 1999 to May 30, 2002, the Issuer must provide notice of such proposed registration to the Covey Shareholders. The Covey Shareholders are SRCovey, SMRCovey, Blaine N. Lee, A. Roger Merrill, Brad G. Anderson, John M. R. Covey, Roice N. Krueger, David N. Conley, Robert J. Guindon, Kevin R. Cope, Charles S. Farnsworth, David Hanna, Greg D. Link, MSMCovey and David M. R. Covey.

                  Each of the Covey Shareholders has signed an Investment Letter and Agreement Not to Sell (the "Investment Letters") dated May 30, 1997. Pursuant to the Investment Letters, each Covey Shareholder has made certain representations regarding such Shareholder's acquisition of shares of the Common Stock.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS

                  Attached hereto as Exhibit A is the written agreement relating to the filing of a joint statement as required by Rule 13d-1(f) under the Securities Exchange Act of 1934.




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




    2/12/99                             /s/  JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Hyrum W. Smith  by John L.  Theler,  Attorney-in-Fact
                           pursuant to  a Power of Attorney  dated May 30, 1997,
                           a  conformed  copy of  which  is  on  file  with  the
                           Commission and incorporated herein by this reference



   2/12/99                              /s/  JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Arlen    B.    Crouch,    by    John    L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated June 5, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




   2/12/99                              /s/   JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Robert    F.    Bennett,    by   John   L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




March 12, 1999                          /s/ STEPHEN R. COVEY
---------------            -----------------------------------------------------
Date                       Stephen R. Covey



March 12, 1999                          /s/ SANDRA M. COVEY
---------------            -----------------------------------------------------
Date                       Sandra M. Covey



SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

   2/12/99                              /s/  JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Stephen   M.   R.   Covey,   by   John   L.   Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Blaine N. Lee,  by John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of  Attorney  dated June 3, 1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       A.    Roger    Merrill,    by   John    L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Brad   G.    Anderson,    by    John    L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       John   M.   R.    Covey,    by   John   L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference


   2/12/99                              /s/  JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Roice    N.    Krueger,    by   John    L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated June 4, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       David  Conley,  by John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of Attorney  dated May 30,  1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Robert    J.    Guindon,    by   John   L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Kevin R. Cope,  by John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of Attorney  dated May 30,  1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Charles   S.   Farnsworth,   by   John   L.   Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference


   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       David  Hanna,  by  John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of  Attorney  dated June 3, 1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Greg D.  Link,  by John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of Attorney  dated May 30,  1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference





SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

   2/12/99                              /s/ JOHN L.THELER
---------------            -----------------------------------------------------
Date                       Michael   Sean  M.   Covey,   by   John  L.   Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated  May 30,  1997,  a  conformed  copy of which is
                           on file with the Commission and  incorporated  herein
                           by this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       David   M.   R.   Covey,    by   John   L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated June 4, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




  4/20/99                               /s/ JAMES M.BENNETT
---------------            -----------------------------------------------------
Date                       James M. Bennett



  4/20/99                               /s/ LAUREL S.BENNETT
---------------            -----------------------------------------------------
Date                       Laurel S. Bennett



February 18, 1999                       /s/ WALLACE G. BENNETT
---------------            -----------------------------------------------------
Date                       Wallace G. Bennett



February 18, 1999                       /s/ BETTY JANE BENNETT
---------------            -----------------------------------------------------
Date                       Betty Jane Bennett



 02/19/99                               /s/ ROBERT C. FLETCHER
---------------            -----------------------------------------------------
Date                       Robert C. Fletcher



  02/19/99                              /s/ ROSEMARY B. FLETCHER
---------------            -----------------------------------------------------
Date                       Rosemary B. Fletcher



  2/27/99                               /s/ DAVID BENNETT
---------------            -----------------------------------------------------
Date                       David Bennett




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------


  2/23/99                               /s/ BONNIE BENNETT
---------------            -----------------------------------------------------
Date                       Bonnie Bennett



 19 Feb 99                              /s/ LAWRENCE S. JEPPSON
---------------            -----------------------------------------------------
Date                       Lawrence Jeppson



 Feb. 19, 1999                          /s/ FRANCES B. JEPPSON
---------------            -----------------------------------------------------
Date                       Frances B. Jeppson














SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

                                   SCHEDULE A

                             Identity and Background
                             -----------------------

                  The following table sets forth for each Reporting Person (i) the name of such Reporting Person, (ii) the business address of such Reporting Person and (iii) the principal business, occupation or employment of such Reporting Person:

         1.       (i)      Hyrum W. Smith
                  (ii)     2200 West Parkway Boulevard
                           Salt Lake City, UT  84119
                  (iii)    Chairman and Chief Executive Officer; Franklin Covey
                           Co.

         2.       (i)      Arlen B. Crouch
                  (ii)     2566 Barcelona Drive
                           Sandy, UT  84093
                  (iii)    Retired

         3.       (i)      Robert F. Bennett
                  (ii)     125 South State Street
                           Salt Lake City, UT  84111
                  (iii)    Senator, United States Senate

         4.       (i)      Stephen R. Covey
                  (ii)     3355 North University Avenue, Suite 200
                           Provo, UT  84604
                  (iii)    Co-Chairman of Board; Franklin Covey Co.

         5.       (i)      Stephen M. R. Covey
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    President of Covey Leadership Center Division,
                           Franklin Covey Co.

         6.       (i)      Blaine N. Lee
                  (ii)     360 West 4800 North
                           Provo, UT  84604
                  (iii)    Vice President; Franklin Covey Co.

         7.       (i)      A. Roger Merrill
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Author and Consultant; Franklin Covey Co.

         8.       (i)      Brad G. Anderson
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Vice President; Franklin Covey Co.

         9.       (i)      John M. R. Covey
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Director-Home and Family; Franklin Covey Co.



SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

         10.      (i)      Roice N. Krueger
                  (ii)     360 West 4800 North
                           Provo, UT  84604
                  (iii)    Vice President; Franklin Covey Co.

         11.      (i)      David N. Conley
                  (ii)     5779 South Highland Drive
                           Salt Lake City, UT  84117
                  (iii)    Consultant; Self-employed

         12.      (i)      Robert J. Guindon
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Executive Vice President-International Operations;
                           Franklin Covey Co.

         13.      (i)      Kevin R. Cope
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Vice President and General Manager-Professional
                           Services; Franklin Covey Co.

         14.      (i)      Charles S. Farnsworth
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Vice President and General Manager; Franklin Covey
                           Co.

         15.      (i)      David Hanna
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Senior Consultant; Franklin Covey Co.

         16.      (i)      Greg D. Link
                  (ii)     3507 North University Avenue
                           Provo, UT  84604
                  (iii)    Vice President of Business Development and Public
                           Relations; Franklin Covey Co.

         17.      (i)      Michael Sean M. Covey
                  (ii)     360 West 4800 North
                           Provo, UT  84604
                  (iii)    Vice President of Stores; Franklin Covey Co.

         18.      (i)      David M. R. Covey
                  (ii)     Ground Floor, Fujitsu House
                           159 Coronation Drive
                           Milton, QLD 4064
                           Australia
                  (iii)    Executive Vice President-Marketing; Franklin Covey
                           Co.

         19.      (i)      James M. Bennett
                  (ii)     781 East Kensington Ave.
                           Salt Lake City, UT 84105
                  (iii)    College student at Brigham Young University, Provo,
                           UT



SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

20.      (i)      Laurel S. Bennett
                  (ii)     781 East Kensington Ave.
                           Salt Lake City, UT 84105
                  (iii)    Physical  therapist  at  Department  of  Veterans
                           Affairs  Medical  Center,  500  South
                           Foothill Blvd., Salt Lake City, UT 84147

21.      (i)      Wallace G. Bennett
                  (ii)     676 East 4129 South
                           Salt Lake City, UT 84107
                  (iii)    Self-employed financial advisor

22.      (i)      Betty Jane Bennett
                  (ii)     676 East 4129 South
                           Salt Lake City, UT 84107
                  (iii)    Not employed outside of the home

23.      (i)      Robert C. Fletcher
                  (ii)     44 Hastings Road
                           Belmont, MA 02478-2308
                  (iii)    Retired

24.      (i)      Rosemary B. Fletcher
                  (ii)     44 Hastings Road
                           Belmont, MA 02478-2308
                  (iii)    Not employed outside of the home

25.      (i)      David Bennett
                  (ii)     1601 Emigration Canyon
                           Salt Lake City, UT 84108
                  (iii)    Retired

26.      (i)      Bonnie Bennett
                  (ii)     1601 Emigration Canyon
                           Salt Lake City, UT 84108
                  (iii)    Not employed outside of the home

27.      (i)      Lawrence Jeppson
                  (ii)     9004 Honeybee Lane
                           Bethesda, MD 20817
                  (iii)    Self-employed art dealer and consultant

28.      (i)      Frances Jeppson
                  (ii)     9004 Honeybee Lane
                           Bethesda, MD 20817
                  (iii)    Not employed outside of the home

29.      (i)      Sandra M. Covey
                  (ii)     3355 North University Avenue, Suite 200
                           Provo, UT  84604
                  (iii)    Not employed outside of the home



SEC 1746 (10-97)

CUSIP No. 353469 10 9
          -----------


                                INDEX TO EXHIBITS




        Exhibit                Description
------------------------ ----- -------------------------------------------------


           A Written agreement relating to the filing of a joint statement as required by Rule 13d-1(f) under the Securities Exchange Act of 1934.































SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------
                                    EXHIBIT A


                                    AGREEMENT

          Each of the undersigned agrees that this Amendment No. 2 to Schedule 13D relating to equity securities of Franklin Covey Co. shall be filed on behalf of each of the undersigned.



   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Hyrum W.  Smith by John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of Attorney  dated May 30,  1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference



   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Arlen    B.    Crouch,    by    John    L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated June 5, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




    2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Robert    F.    Bennett,    by   John   L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




March 12, 1999                          /s/ STEPHEN R. COVEY
---------------            -----------------------------------------------------
Date                       Stephen R. Covey



March 12, 1999                          /s/ SANDRA M. COVEY
---------------            -----------------------------------------------------
Date                       Sandra M. Covey



SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Stephen   M.   R.   Covey,   by   John   L.   Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Blaine N. Lee,  by John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of  Attorney  dated June 3, 1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference




    2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       A.    Roger    Merrill,    by   John    L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Brad   G.    Anderson,    by    John    L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       John   M.   R.    Covey,    by   John   L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference


   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Roice    N.    Krueger,    by   John    L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated June 4, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       David  Conley,  by John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of Attorney  dated May 30,  1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Robert    J.    Guindon,    by   John   L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Kevin R. Cope,  by John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of Attorney  dated May 30,  1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Charles   S.   Farnsworth,   by   John   L.   Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated May 30, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference


    2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       David  Hanna,  by  John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of  Attorney  dated June 3, 1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference




    2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Greg D.  Link,  by John L.  Theler,  Attorney-in-Fact
                           pursuant to a Power of Attorney  dated May 30,  1997,
                           a  conformed  copy  of  which  is on  file  with  the
                           Commission and incorporated herein by this reference




SEC 1746 (10-97)

CUSIP No.  353469 10 9
           -----------

    2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       Michael   Sean  M.   Covey,   by   John  L.   Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated  May 30,  1997,  a  conformed  copy of which is
                           on file with the Commission and  incorporated  herein
                           by this reference




   2/12/99                              /s/ JOHN L. THELER
---------------            -----------------------------------------------------
Date                       David   M.   R.   Covey,    by   John   L.    Theler,
                           Attorney-in-Fact  pursuant  to a  Power  of  Attorney
                           dated June 4, 1997,  a conformed  copy of which is on
                           file with the Commission and  incorporated  herein by
                           this reference




  4/20/99                               /s/ JAMES M. BENNETT
---------------            -----------------------------------------------------
Date                       James M. Bennett



  4/20/99                               /s/ LAUREL S. BENNETT
---------------            -----------------------------------------------------
Date                       Laurel S. Bennett



  Feb. 18, 1999                         /s/ WALLACE G. BENNETT
---------------            -----------------------------------------------------
Date                       Wallace G. Bennett



  Feb. 18, 1999                         /s/  BETTY JANE BENNETT
---------------            -----------------------------------------------------
Date                       Betty Jane Bennett



 02/19/99                               /s/  ROBERT C. FLETCHER
---------------            -----------------------------------------------------
Date                       Robert C. Fletcher



  02/19/99                              /s/ ROSEMARY B. FLETCHER
---------------            -----------------------------------------------------
Date                       Rosemary B. Fletcher



  2/27/99                               /s/ DAVID BENNETT
---------------            -----------------------------------------------------
Date                       David Bennett

CUSIP No.  353469 10 9
           -----------


  2/23/99                               /s/  BONNIE BENNETT
---------------            -----------------------------------------------------
Date                       Bonnie Bennett



 19 Feb 99                              /s/  LAWRENCE S. JEPPSON
---------------            -----------------------------------------------------
Date                       Lawrence Jeppson



 Feb. 19, 1999                          /s/ FRANCES B. JEPPSON
---------------            -----------------------------------------------------
Date                       Frances B. Jeppson







SEC 1746 (10-97)